Exhibit 16.1

August 20, 2021

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Allarity Therapeutics A/S (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 304(a) of Regulation S-K, as part of the Registration Statement on Form S-4 of Allarity Therapeutics A/S dated August 20, 2021. We agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ PricewaterhouseCoopers Statsautoriseret Revisionspartnerselskab

Copenhagen, Denmark

4843-3799-4487.1 PricewaterhouseCoopers Statsautoriseret Revisionspartnerselskab, CVR No 33 77 12 31

Strandvejen 44, DK-2900 Hellerup

T: +45 3945 3945, F: +45 3945 3987, www.pwc.dk

CHANGE IN REGISTERED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers Statsautoriseret Revisionspartnerselskab, Copenhagen, Denmark (“PwC”), our current independent registered public accounting firm, notified us on August 16, 2021 that they declined to stand for re-election as our independent registered public accounting firm with respect to the audit of our financial statements for the year ending December 31, 2021, effective upon the consummation of the Recapitalization Share Exchange.

PwC’s reports on our financial statements for the fiscal years ended December 31, 2020 and December 31, 2019 did not contain an adverse opinion or a disclaimer of opinion, and neither such report was qualified or modified as to uncertainty, audit scope, or accounting principle, except for the reports on our financial statements for the fiscal years ended December 31, 2020 and December 31, 2019 contained a paragraph stating that there was substantial doubt about our ability to continue as a going concern.

During the fiscal years ended December 31, 2020 and December 31, 2019 and subsequent interim periods through the date of this information statement/prospectus, (i) there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of PwC, would have caused PwC to make reference thereto in its reports on the financial statements for such years, and (ii) there were no reportable events as described in paragraph (a)(1)(v) of Item 304 of Regulation S-K, other than the material weakness in the internal control over financial reporting relating to (i) a lack of accounting resources required to fulfill US GAAP and SEC reporting requirements, (ii) a lack of comprehensive US GAAP accounting policies and financial reporting procedures, and (iii) a lack of segregation of duties given the size of our finance and accounting team as described in Risk Factors section of this information statement/prospectus. See, RISK FACTORS-We have identified material weaknesses in our internal control over financial reporting. If we are unable to remediate these material weakness, or if we identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect our business and stock price.

We have provided PwC with a copy of the above disclosures. A copy of PwC’s letter to the U.S. Securities and Exchange Commission required by Item 304(a) of Regulation S-K is included as Exhibit 16.1 to the registration statement of which this information statement forms a part.